EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS FIRST QUARTER NET INCOME OF $1.45 PER DILUTED SHARE
ON SALES OF $1.47 BILLION

GLENVIEW, IL, April 22, 2008 – Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended March 28, 2008.

First Quarter Highlights

•	Sales of $1.47 billion, including $12.3 million from acquisitions completed over the past twelve months, rose 11 percent compared to sales of $1.33 billion in the year ago quarter.

•	Quarterly operating income of $101.5 million reflected a 12 percent increase from the $90.4 million reported in the first quarter of 2007.

•	Net income in the quarter increased 8 percent to $57.7 million, or $1.45 per diluted share, from $53.6 million, or $1.27 per diluted share, in the year ago quarter. The first quarter 2008 results include a gain of $1.6 million or 4 cents per diluted share related to foreign tax benefits associated with the recognition of net operating loss carryforwards, while the year ago quarter includes a gain of $3.4 million or 8 cents per diluted share for tax benefits related to the settlement of certain income tax audits. After excluding the effects of these tax items from net income and diluted earnings per share, first quarter 2008 net income rose 12 percent and diluted earnings per share rose 18 percent.

•	Cash flow generated from operations was $55.4 million compared to $65.8 million in the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended
	March 28,	March 30,	Percent
	2008	2007	Change
Net Sales	$1,471.6	$1,328.7	11%
Operating Income	$101.5	$90.4	12%
Net Income	$57.7	$53.6	8%
Diluted Earnings Per Share	$1.45	$1.27	14%
Diluted Weighted Shares	39.8	42.0	-5%

Robert Grubbs, President and CEO, stated, “We are very pleased to report double digit increases in sales, operating profits and earnings per diluted share over the prior year quarter. The multiple end markets we serve, the diversity of industries in which our customers operate and the broad geographies over which our business is conducted have given us the ability to sustain overall growth despite certain economic concerns. We believe the diversity and depth of our business will continue to work to our shareholders’ benefit regardless of broader economic conditions.”

First Quarter Results

For the three-month period ended March 28, 2008, sales of $1.47 billion produced net income of $57.7 million, or $1.45 per diluted share. Included in the current year’s first quarter results were sales of $12.3 million from acquisitions completed in the past year. After adjusting for acquisitions as well as the favorable foreign exchange impact of $43.5 million, first quarter sales grew at a year-over-year organic rate of 7 percent. Net income in the current quarter includes a gain of $1.6 million, or 4 cents per diluted share, related to foreign tax benefits associated with the recognition of net operating loss carryforwards. Exclusive of these tax benefits, net income was $56.1 million or $1.41 per diluted share.

In the prior year period, sales of $1.33 billion generated net income of $53.6 million, or $1.27 per diluted share. The first quarter 2007 results included a gain of $3.4 million, or 8 cents per diluted share, of net income related to the settlement of certain income tax audits. Exclusive of this gain, net income was $50.2 million or $1.19 per diluted share.

Operating income in the first quarter increased 12 percent to $101.5 million as compared to $90.4 million in the year ago quarter. For the current quarter, operating margins were 6.9 percent compared to 6.8 percent in the first quarter of 2007.

First Quarter Sales Trends

Commenting on first quarter sales trends, Bob Eck, Executive Vice President and Chief Operating Officer said, “After more than two years in which sales growth was consistently broad based over the various customer end markets and geographies we serve, the first quarter of 2008 exhibited more divergent growth rates. Also, as compared to the year ago first quarter, the first quarter of 2008 reflects an unfavorable impact from holidays due to the timing of the New Year and Easter. Importantly, we continued to make significant progress on our major initiatives during the quarter, including growing in new markets. Our efforts to expand the company’s presence in the security market took another encouraging step forward in the first quarter as year-on-year sales rose 34 percent. In the electrical wire & cable market our initiative to expand our presence in Europe made very good progress with year-on-year sales growth of 45 percent.”

“In North America we saw sales grow by 10 percent to $1.02 billion in the quarter,” continued Eck. “Foreign exchange contributed $21.7 million to first quarter sales as compared to the year ago quarter. Excluding the effects of foreign exchange, sales grew at an organic rate of 7 percent. With an 18 percent increase versus the year ago quarter, sales growth was highest in the electrical wire & cable market, due to continued strong levels of project activity. While spot market copper prices in the first quarter were up approximately 30 percent from the year ago period, they did not have a meaningful effect on sales growth due to the competitive market conditions in a softer economy that limited the amount of price increases that were actually achieved in the marketplace. Sales in the OEM supply end market were up 9 percent with continued strong growth in the aerospace and defense market. Lastly, enterprise cabling and security sales were up a combined 5 percent year-on-year in North America.”

“Total European sales rose 11 percent versus the year ago quarter to $340.0 million. European sales were aided by favorable foreign exchange and acquisitions, which added $17.8 million and $12.3 million, respectively, to first quarter 2008 sales,” Eck said. “Sales growth in Europe was highest in the electrical wire & cable market, where we reported a 45 percent year-on-year increase. In the OEM supply market sales grew $22.4 million or 16 percent, including the $12.3 million of sales associated with acquisitions. Sales in the enterprise cabling and security market fell by 7 percent primarily due the timing of holidays and lower project volumes, particularly in the U.K. market where the year ago first quarter had exceptionally strong project activity.”

Eck added, “In the emerging markets sales grew by $18.2 million or 19 percent including $4.0 million of favorable effects related to foreign exchange rates. The lower growth rates that posted in recent quarters was largely a result of slower project growth in Asia.”

First Quarter Operating Results

“First quarter operating margins were 6.9 percent compared to 6.8 percent in the year ago quarter,” commented Eck. “While sales were up 11 percent, organic growth was 7 percent. As compared to the first quarter of last year, gross margins experienced some pressure in the electrical wire & cable market on a global basis and in the OEM supply market in Europe. At the same time, we have continued to invest in people to drive our initiatives of expanding our security business, the global reach of the electrical wire & cable business and our initial efforts in the factory automation market. Some of the factors pressuring gross margins in the first quarter are being mitigated through pricing actions. When combined with seasonal pick-ups in sales volumes, which should improve operating leverage, we anticipate higher operating margins during the year.”

Eck continued, “In North America, our operating margins were 7.9 percent as compared to 7.6 percent in the year ago quarter, as sales growth and good expense control offset slightly lower gross margins to generate additional operating leverage. In Europe, operating margins in the most recent quarter were 4.1 percent as compared to 4.6 percent in the year ago quarter. This decline in operating margins is largely within the OEM supply business. The lower OEM supply operating margins reflect a combination of lower gross margins, costs associated with the closing of one facility, increased costs associated with preparations for business IT system conversions starting in 2009 and costs for development of expanded Asian product sourcing capabilities. In the emerging markets, continued sales growth has increased operating leverage and produced operating margins of 6.1 percent in the first quarter of this year compared to 5.7 percent in the year ago period.”

Cash Flow and Leverage

“In the first quarter we generated $55.4 million in cash from operations as compared to the $65.8 million generated in the year ago quarter,” said Dennis Letham, Chief Financial Officer. “A significant portion of the first quarter cash flow from operations was used to repurchase 750,000 of the company’s outstanding shares at a cost of $41.7 million.”

Letham added, “At the end of the first quarter the company had a debt-to-total capital ratio of 49.2 percent as compared to 49.4 percent at the end of 2007. Furthermore, for the first quarter the weighted-average cost of borrowed capital was 4.2 percent as compared to 4.8 percent in the year ago quarter. At the end of the first quarter, approximately 75 percent of our total borrowings of $1.04 billion had fixed interest rates, either by the terms of the borrowing agreements or through hedging contracts. We also had $242 million of available, unused credit facilities at March 28, 2008, which provide us with the resources to support continued strong organic growth and to pursue other strategic alternatives, such as acquisitions, throughout the remainder of the year.”

Business Outlook

Eck concluded, “While there were a number of customer-specific situations where spending was reduced in response to slower economic conditions, we do not believe this represents a broader trend. Overall, we are encouraged by the fact that our backlog grew slightly during the first quarter and activity levels show the prospect for continued year-on-year sales growth. It should be noted that in 2007 we experienced unusually strong 14 percent consecutive quarter growth between the first and second quarter that was more than twice historical seasonal patterns and leaves us with a difficult year-on-year comparison for the upcoming second quarter. Nonetheless, we expect to report not only consecutive quarter sales growth in the second quarter, but also year-on-year sales growth over the very strong second quarter of 2007.”

“We remain focused on building on our strategic initiatives including growing our security and OEM supply businesses, initiating an industrial automation network sales effort, adding to our supply chain services offering, enlarging the geographic presence of our electrical wire & cable business, and expanding our product offering. Short-term macro-economic conditions may slow our organic sales growth from the rates of the past couple of years, which when combined with the investment in these initiatives may limit near-term earnings growth. We believe, however, that continued focus, investment and successful execution on these strategies will drive full-year and longer-term growth and profitability of the business.”

First Quarter Earnings Report

Anixter will report results for the 2008 first quarter on Tuesday, April 22, 2008 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 400,000 products and over $1 billion in inventory, 3) 218 warehouses with more than 6 million square feet of space, and 4) locations in 249 cities in 49 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended
	March 28,	March 30,
(In millions, except per share amounts)	2008	2007
Net sales	$1,471.6	$1,328.7
Cost of goods sold	1,123.1	1,010.3

Gross profit	348.5	318.4
Operating expenses	247.0	228.0

Operating income	101.5	90.4
Interest expense	(11.5)	(10.9)
Other, net	(0.3)	0.7

Income before income taxes	89.7	80.2
Income tax expense	32.0	26.6

Net income	$57.7	$53.6

Net income per share:
Basic	$1.61	$1.42
Diluted	$1.45	$1.27
Average shares outstanding:
Basic	35.9	37.8
Diluted	39.8	42.0
Geographic Segments
Net sales:
North America	$1,016.8	$927.0
Europe	340.0	305.1
Asia Pacific and Latin America	114.8	96.6

	$1,471.6	$1,328.7

Operating income:
North America	$80.6	$70.8
Europe	13.9	14.0
Asia Pacific and Latin America	7.0	5.6

	$101.5	$90.4

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	March 28,	December 28,
(In millions)	2008	2007
Assets
Cash and cash equivalents	$59.3	$42.2
Accounts receivable, net	1,208.3	1,215.9
Inventories	1,095.0	1,065.0
Deferred income taxes	38.1	37.6
Other current assets	21.1	18.2

Total current assets	2,421.8	2,378.9
Property and equipment, net	81.3	78.1
Goodwill	407.7	403.2
Other assets	155.0	156.0

	$3,065.8	$3,016.2

Liabilities and Stockholders’ Equity
Accounts payable	$684.9	$654.8
Accrued expenses	168.9	201.0
Short-term debt	93.7	84.1

Total current liabilities	947.5	939.9
1.0% convertible senior notes	300.0	300.0
Revolving lines of credit and other	285.8	275.0
5.95% senior notes	200.0	200.0
3.25% zero coupon convertible notes	163.5	162.2
Other liabilities	92.0	91.3

Total liabilities	1,988.8	1,968.4
Stockholders’ equity	1,077.0	1,047.8

	$3,065.8	$3,016.2